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                                                                    Exhibit 23.3


                  CONSENT OF INDEPENDENT AUDITORS



      We consent to the use of our report incorporated by reference in Registration Statement No. 333-46460 on Form S-4 of FBB Corporation of our report dated August 14, 2000, relating to the consolidated statement of financial condition of SWVA Bancshares, Inc. as of June 30, 2000 and 1999 and related consolidated statement of income, comprehensive income, changes in stockholders' equity and cash flows for each year of the three-year period ended June 30, 2000, which report is incorporated by reference in the Annual Report on Form 10-KSB for the year ended June 30, 2000, of SWVA Bankshares, Inc.


          CHERRY BEKAERT & HOLLAND, L.L.P.

Lynchburg, Virginia
February 14, 2001